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                                                                    Exhibit 10.4

                          MEMORANDUM OF UNDERSTANDING
                                    BETWEEN
                       THE ASHTON TECHNOLOGY GROUP, INC.
                                      AND
                                  MARK TURNER


1. The Ashton Technology Group, Inc, ("ATG(TM)") wishes to engage Dr. Mark Turner ("Turner") as Vice President of Advanced Analytics.

2. In consideration for his services to ATG(TM), Turner will be paid a cash salary of $110,000 per annum.

In further consideration of his services to ATG(TM), Turner will be granted: (i) a 5 year option to purchase 100,000 shares of ATG(TM) common stock at the last sale price of the common stock on July 27, 1998, and (ii) a 5 year option to purchase 100,000 shares of common stock in ATG(TM)'s subsidiary, Universal Trading Technologies Corporation ("UTTC"), at a price of $1.00 per share.

The option package described above will vest so that Turner receives 20% of the referenced options upon completion of his first year of employment with ATG, another 20% of the granted total upon completion of his second year, and the remaining 60% upon the completion of his third year of employment.

It is understood that the shares underlying these options will not initially be registered, however, ATG(TM) agrees that in the case of the shares underlying the ATG(TM) option, ATG(TM) will endeavor to register the underlying shares at such time that other shares underlying management or consultants' options are registered pursuant to Form S-8 or any other appropriate registration statement.

3. Turner's employment with ATG(TM) will commence on July 27, 1998, but Turner is not expected to be present in ATG(TM)'s offices until August 3, 1998.

4. Turner will be eligible to participate in ATG(TM)'s fully paid health insurance plan and in ATG(TM)'s non-contributory 401(k).